This business combination involves the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

This document has been translated from part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail. The Company assumes no responsibility for this translation or for direct, indirect or any other forms of damage arising from the translation.

May 24, 2012
To Whom It May Concern:

Company Name: ANDO Corporation
Name of Representative: Toshiaki Nomura,
President and representative director
  (Stock Code: 1816, First Section of the Tokyo Stock Exchange)
Contact: Haruhito Nozaki,
General Manager, Corporate Planning Department, Office of the President
(Tel: +81-3-3457-9220)

Company Name: HAZAMA CORPORATION
Name of Representative: Toshio Ono
President and representative director
  (Stock Code: 1719, First Section of the Tokyo Stock Exchange)
Contact: Isato Yamaguchi,
Manager, CSR Promotion Department
(Tel: +81-3-3588-5711)

 Notification with Respect to an Entry into a Merger Agreement between ANDO Corporation and HAZAMA CORPORATION

ANDO Corporation (“ANDO”) and HAZAMA CORPORATION (“HAZAMA”) hereby announce that it was resolved at the meetings of their respective Boards of Directors held today to carry out the merger of their companies (the “Merger”) on April 1, 2013 (tentative) and in the spirit of equal footing basis, entered into a merger agreement. The details are described below.

Note that the completion of the Merger is subject to the satisfaction of various conditions, such as approval of the Merger at ANDO’s general shareholders’ meeting and HAZAMA’s extraordinary shareholders’ meeting and class meeting, the approval of the Japan Fair Trade Commission, and the absence of any material grounds that may hamper the Merger.

Further, if the Merger is approved at ANDO’s general shareholders’ meeting and HAZAMA’s extraordinary shareholders’ meeting and class meeting, then ANDO shares will be delisted from the Tokyo Stock Exchange on March 27, 2013.

1. Purpose of the Merger

In Japan, as a growing number of repair and reconstruction projects are under way in areas affected by the Great East Japan Earthquake, it is expected that government investment in construction will increase and private-sector investment in construction will recover gradually. Despite this, the business environment for the construction industry is still difficult, as construction investment has remained at low levels since the financial crisis of 2008.

After concluding a capital and business tie-up agreement in 2003, ANDO and HAZAMA have built a long-term relationship of trust and cooperation. Both companies have now agreed that the best way for them to achieve sustainable growth is to go beyond this relationship by merging their business operations to expand their scope of business, streamline operations, boost efficiency, and thereby enhance profitability. As such, both companies today signed a merger agreement.

Through the Merger, ANDO and HAZAMA will complement each other by harnessing their prior track records of achievement and as a result generate synergistic effects through their technological strength, marketing power, and cost competitiveness and strengthen their business operations and improve their efficiency. At the same time, the new company will aim for further expansion overseas and the development of foundations for new business initiatives. Through these measures, the new company will strive to enhance its profitability, financial soundness, and corporate value and to build a stronger business base that supports further development and growth.

2. Summary of the Merger

(1) Merger Timeline

Meetings of the Board of Directors to approve the Merger	May 24, 2012
Execution of the Merger agreement	May 24, 2012
Record date for the general shareholders’ meeting (ANDO)	March 31, 2012
Record date for the extraordinary shareholders’ meeting and class meeting (HAZAMA)	June 11, 2012 (tentative)
General shareholders’ meeting to approve the Merger (ANDO)	June 28, 2012 (tentative)
Extraordinary shareholders’ meeting and class meeting to approve the Merger (HAZAMA)	July 20, 2012 (tentative)
Last trading day on the Tokyo Stock Exchange (ANDO)	March 26, 2013 (tentative)
Delisting of shares from the Tokyo Stock Exchange (ANDO)	March 27, 2013 (tentative)
Effective date of the Merger	April 1, 2013 (tentative)
Note 1: HAZAMA also plans to hold a general shareholders’ meeting on June 28, 2012 (record date of March 31, 2012).

(2) Method of the Merger

The Merger will take the form of an absorption-type merger in which HAZAMA will be the surviving company and ANDO will be the company to be absorbed.

(3) Details of Allotment in the Merger

	HAZAMA (Surviving company)	ANDO (Company to be absorbed)
Details of Allotment in the Merger	Common stock 1	Common stock 0.53

Note 1:
In connection with the Merger, HAZAMA will issue 43,834,207 shares (tentative) of its common stock. (Note that none of the treasury stock held by HAZAMA will be used for the allotment of shares in the Merger.)

Note 2:
0.53 shares of HAZAMA’s common stock will be allotted and delivered for each share of ANDO’s common stock. However, for its current holding of 2,781,948 shares of treasury stock, ANDO will not receive any allotment of shares in the Merger.

Note 3:
Shareholders who, as a result of the Merger, will hold HAZAMA shares constituting less than one unit will not be able to trade such shares on the Tokyo Stock Exchange. These shareholders will instead be able to use either of the following systems:

(1) Purchasing system for shares less than one unit

This is a system for HAZAMA to purchase shares constituting less than one unit held by shareholders.

(2) System for increasing holding up to one unit

This is a system for shareholders with shares constituting less than one unit to purchase HAZAMA shares to increase their holdings up to one unit (100 shares). As HAZAMA does not currently have such a system, the company intends to create one for the benefit of shareholders who, as a result of the Merger, will hold shares constituting less than one unit. HAZAMA plans to submit a proposal to the extraordinary shareholders’ meeting scheduled for July 20, 2012 that would make changes to the company’s articles of incorporation including the creation of such a system. The change would take place from April 1, 2013.

Note 4:
Shareholders who, as a result of the Merger, will receive a fractional share less than one HAZAMA share will receive a monetary payment that corresponds to their fractional share in accordance with Article 234 of the Companies Act and other related laws and regulations.

(4)	Handling of Share Options and Bonds with Share Options of the Company to Be Absorbed in the Merger

ANDO has not issued any share options or bonds with share options.

(5)	Appointments of Chairman and President (Tentative)

Chairman and representative director: Toshio Ono (current president and representative director of HAZAMA)
President and representative director: Toshiaki Nomura (current president and representative director of ANDO)

3. Basis of Analyses of Allotment in the Merger

(1)  Basis of Analyses

To ensure that the merger ratio used in the Merger is calculated in a fair and appropriate manner, ANDO and HAZAMA selected as independent calculation agents ABeam M&A Consulting Ltd. (“ABeam M&A Consulting”) and Frontier Management Inc. (“Frontier Management”), respectively.

ABeam M&A Consulting conducted valuations for the common stock of both companies using the market price method, on the grounds that the common stock of both companies has a market price, and also conducted calculations using the discounted cash flow method (“DCF method”) to reflect in the valuation the future state of their businesses. The market price method used May 23, 2012 as the reference date and calculations took into account the closing price on the reference date, and the average closing price and volume-weighted average price for the one-month, three-month, and six month periods prior to the reference date. The valuation range calculated using each method, assuming the value of one share of HAZAMA common stock to be 1, is shown in the table below.

Method used	Valuation range for merger ratio
Market price method	0.51–0.63
DCF method	0.50–0.61

ABeam M&A Consulting calculated the merger ratio using materials provided by both companies and publicly available information. As ABeam M&A Consulting’s calculations assume all of such materials and information to be accurate and complete, ABeam M&A Consulting has made no independent verification to determine the accuracy and completeness of such materials and information. ABeam M&A Consulting has carried out no independent evaluation, appraisal, or assessment of the assets and liabilities (including the analysis or evaluation of individual assets and liabilities) of either company or their affiliates, nor has ABeam M&A Consulting sought an appraisal or assessment from a third-party organization (this statement also covers off-balance-sheet assets and liabilities, and contingent liabilities). The calculations also assume that both companies’ business plans and financial projections have been produced rationally based on the current best possible predictions and judgment of the management of both companies.

Note that if the assumptions underlying the calculation of the merger ratio change, calculation results may be affected.

Frontier Management calculated the merger ratio for the common stock of both companies using the market price average method, on the grounds that the common stock of both companies has a market price, and also conducted a valuation using the DCF method for both companies. The valuation range for the merger ratio calculated using each method, which is given as numbers of shares of HAZAMA common stock to be allotted for one share of ANDO common stock, is shown in the table below.

Method used	Valuation range for merger ratio
Market price average method	0.53–0.54
DCF method	0.48–0.54

Note that the market price average method used May 23, 2012 as the reference date, and the calculations used the closing price of the common stock of both companies on the Tokyo Stock Exchange on the average closing price for the one-month, three-month, and six-month periods prior to the reference date.

Frontier Management’s calculations of the merger ratio assume that all public information taken into account, all financial information provided by both companies, and any other information used are accurate and complete, and therefore Frontier Management has undertaken no independent verification of the accuracy or completeness of such information and data. Further, Frontier Management has carried out no independent evaluation, appraisal, or assessment of the market value or fair value of the assets or liabilities (including financial derivatives, off-balance-sheet assets and liabilities, and contingent liabilities) of either company or their affiliates, nor has it sought an appraisal or assessment from a third-party organization. Furthermore, Frontier Management’s calculations assume that the financial projections and other forward-looking statements provided by both companies have been made rationally based on the current best possible predictions and judgment of the management of respective companies, and that actual future finances will be in accordance with these projections. The calculations depend on these projections and related information, and Frontier Management has not carried out any independent investigations. Frontier Management’s calculations of the merger ratio reflect the above information and data as of May 23, 2012.

Note that the future profitability projections for ANDO which serve as the basis of the DCF method calculations by ABeam M&A Consulting and Frontier Management do not predict major increases or decreases in profit.

Further, the future profitability projections for HAZAMA which serve as the basis of the DCF method calculations by ABeam M&A Consulting and Frontier Management include a fiscal year in which a major increase in profit is predicted. Specifically, in the fiscal year ending March 2012, there was an increase in tax expenses as a result of a partial impairment of assets the company recognized and the enactment of a law concerning a reduction in the corporate income tax rate in Japan. However, projections for the fiscal year ending March 31, 2013 show a major increase in net income over the preceding fiscal year, as at the current time the company is no longer expecting such impact from the increase in tax expenses on its revenue plans in and after the fiscal year ending March 2013.

(2)  Background of Analyses

As described above, ANDO and HAZAMA requested their respective independent calculation agents to calculate the merger ratio for the Merger and received from the respective agents merger ratio calculation reports. Both companies, after comprehensive consideration of the both companies’ financial and asset situations, business and performance outlook, historical and current stock price performance and other factors, entered into detailed discussions and negotiations with reference to the results shown in the calculation reports and reached agreement that the merger ratio as shown under “2. (3) Details of Allotment in the Merger” is appropriate.

(3)  Relationship with the Financial Advisors

Neither ABeam M&A Consulting, the independent calculation agent advising ANDO, nor Frontier Management, the independent calculation agent advising HAZAMA, falls under the category of a related party of ANDO or HAZAMA or has any particular interests to be declared with regard to the Merger.

(4)  Likelihood of and Reasons for Delisting

The effective date for the Merger is April 1, 2013, and therefore, in accordance with the delisting standards of the Tokyo Stock Exchange, ANDO common stock is scheduled to be delisted on March 27, 2013 (final day of trading scheduled for March 26, 2013).

After delisting, it will no longer be possible to trade ANDO common stock on the Tokyo Stock Exchange, but holders of ANDO common stock will receive an allotment of common stock in the surviving company in accordance with the descriptions in “2. (3) Details of Allotment in the Merger.”

After the delisting of ANDO stock, shareholders receiving an allotment of 100 shares (one unit) or more of HAZAMA common stock as a result of the Merger will be able to trade HAZAMA common stock in excess of one unit on the Tokyo Stock Exchange, and the companies therefore believe that the liquidity of common stock will be able to be maintained.

Note that while shares constituting less than one unit cannot be sold on the Tokyo Stock Exchange, such shares may be handled in accordance with Note 3 of “2. (3) Details of Allotment in the Merger.”

(5)  Measures to Ensure Fairness

ANDO holds 10,000,000 shares of HAZAMA common stock, 250,000 shares of HAZAMA Class IV preferred stock, and 125 units of the second issue of HAZAMA share options. When examining the Merger, both companies therefore had their respective independent calculation agents calculate the merger ratio and report the results in order to ensure fairness. Based on the results of the merger ratio calculation, both companies entered into negotiations and discussions which resulted in an agreement to carry out the Merger using an agreed merger ratio. ANDO and HAZAMA requested ABeam M&A Consulting and Frontier Management, their respective independent calculation agents, to calculate the merger ratio and received calculation reports from them. Note that neither ANDO nor HAZAMA has received a fairness opinion from their respective independent calculation agents.

(6) Measures to Avoid Conflict of Interest

No particular conflict of interest arises between ANDO and HAZAMA with regard to the Merger and as such no particular measures have been taken.

4. Profile of Relevant Parties to the Merger (as of March 31, 2012)

		Surviving Company		Company to Be Absorbed
(1)	Company Name	HAZAMA CORPORATION		ANDO Corporation
(2)	Location of Head Office	2-2-5, Toranomon, Minato-ku, Tokyo, Japan		3-12-8, Shibaura, Minato-ku, Tokyo, Japan
(3)	Name and Title of Representative	Toshio Ono, president and representative director		Toshiaki Nomura, president and representative director
(4)	Principal Business	Civil engineering and building construction		Construction and real estate
(5)	Paid-in Capital	12,000 million yen		8,985 million yen
(6)	Date of Incorporation	October 1, 2003		March 20, 1918
(7)	Total Number of Shares Issued	Common stock: 100,000,000 shares Class I preferred stock: 750,000 shares Class II preferred stock: 875,000 shares Class III preferred stock: 875,000 shares Class IV preferred stock: 250,000 shares		Common stock: 85,488,000 shares
(8)	Fiscal Year-End	March 31		March 31
(9)	Number of Employees	(Nonconsolidated) 2,039 (Consolidated) 2,263		(Nonconsolidated) 1,393 (Consolidated) 1,595
(10)	Major Customers/Suppliers	(Customers) Ministry of Land, Infrastructure, Transport and Tourism; private-sector companies (Suppliers) Engineering companies, building materials manufacturers		(Customers) Ministry of Land, Infrastructure, Transport and Tourism; private-sector companies (Suppliers) Engineering companies, building materials manufacturers
(11)	Major Counterparty Banks	Mizuho Corporate Bank, Ltd. Mitsubishi UFJ Trust and Banking Corporation Mizuho Trust & Banking Co., Ltd.		Mizuho Corporate Bank, Ltd. The Bank of Tokyo-Mitsubishi UFJ, Ltd. Sumitomo Mitsui Banking Corporation Sumitomo Mitsui Trust Bank, Limited
(12)	Major Shareholders and Percentage of Ownership	Common stock Japan Trustee Services Bank, Ltd.	11.39%	Common stock ANDO Corporation. Toka Shareholding Association	5.72%
		ANDO Corporation	10.00%	ANDO Corporation Employee Shareholding Association	4.22%
		Mizuho Corporate Bank, Ltd.	4.41%	Mizuho Corporate Bank, Ltd.	3.61%
		HAZAMA Group Suppliers Shareholding Association	4.22%	Miyata Woollenfabric Co., Ltd	3.28%
		The Master Trust Bank of Japan, Ltd.	3.32%	Meiji Yasuda Life Insurance Company	3.19%
		Asahi Mutual Life Insurance Company	2.55%	Japan Trustee Services Bank, Ltd. (trust account)	3.12%
		Mitsubishi UFJ Trust and Banking Corporation	2.40%	The Tokyo Tomin Bank, Limited	2.23%
		HAZAMA Group Employees Shareholding Association	2.12%	The Chuo Mitsui Trust and Banking Company, Limited (currently Sumitomo Mitsui Trust Bank, Limited)	2.01%
		Seibu Construction Co., Ltd.	1.19%
				CBNY DFA International Small Cap Value Portfolio (standing agent: Citibank Japan Ltd.)	1.84%
		(Note 1) Other than above, there are treasury shares (1.08%) held by HAZAMA.

				(Note 1) Other than above, there are treasury shares (3.25%) held byANDO.
		Class I preferred stock Mizuho Corporate Bank, Ltd. Mitsubishi UFJ Trust and Banking Corporation	50.00% 50.00%
		Class II preferred stock Mizuho Corporate Bank, Ltd. Mitsubishi UFJ Trust and Banking Corporation	50.00% 50.00%
		Class III preferred stock Mizuho Corporate Bank, Ltd. Mitsubishi UFJ Trust and Banking Corporation	85.71% 14.29%
		Class IV preferred stock ANDO Corporation	100.00%

(13)	Relationship between the Relevant Parties
	Capital Relationship
Based on the capital and business tie-up agreement, ANDO holds 10,000,000 shares in HAZAMA’s common stock, 250,000 shares in HAZAMA’s Class IV preferred stock, and 125 units of the second issue of HAZAMA share options.
With the exception of the above, there are no particular capital relationships between personnel and companies related to ANDO and personnel and companies related to HAZAMA.

	Personnel Relationship
ANDO has dispatched one vice president and representative director and one part-time auditor to HAZAMA. (the above two personnel have been transferred to HAZAMA)
With the exception of the above, there are no particular personnel relationships between personnel and companies related to ANDO and personnel and companies related to HAZAMA.

	Transactional Relationship
ANDO and HAZAMA jointly win contracts, make purchases, and engage in other projects.
With the exception of the above, there are no particular transactional relationships between personnel and companies related to ANDO and personnel and companies related to HAZAMA.

	Affiliate Status of the Companies	ANDO is the principal corporate shareholder of HAZAMA.
(14)	Results of Operations and Financial Conditions for the Latest Three Fiscal Periods
		HAZAMA (Consolidated)			ANDO (Consolidated)
		March 31, 2010	March 31, 2011	March 31, 2012	March 31, 2010	March 31, 2011	March 31, 2012
	Net Assets	28,374	29,065	30,557	26,130	20,861	22,735
	Total Assets	138,358	141,150	133,176	133,168	127,496	122,573
	Net Assets per Share (Yen)	172.06	179.62	194.75	312.31	248.28	272.35
	Revenues	191,877	196,701	182,049	159,725	160,389	169,379
	Operating Income	1,750	3,978	5,915	2,644	1,042	2,649
	Ordinary Income	581	2,654	4,779	1,706	224	1,937
	Net Income	-1,743	1,560	1,766	646	-4,823	806
	Net Income per Share (Yen)	-20.45	13.16	15.38	7.81	-58.32	9.76
	Dividend per Share (Yen)	Common stock ― Class I preferred stock 90.80 Class II preferred stock 100.80 Class III preferred stock 110.80 Class IV preferred stock 105.80	Common stock ― Class I preferred stock 83.28 Class II preferred stock 93.28 Class III preferred stock 103.28 Class IV preferred stock 98.28
Common stock
1.50 (tentative)
Class I preferred stock
78.80 (tentative)
Class II preferred stock
88.80 (tentative)
Class III preferred stock
98.80 (tentative)
Class IV preferred stock
93.80 (tentative)
					Common stock 5.00	Common stock 1.50	Common stock 1.50 (tentative)
(Unit: millions of yen, except for per share figures)

5. Business Specifics following the Merger

New Company
(1)	New Company Name	HAZAMA ANDO CORPORATION
(2)	Location of Head Office	Minato-ku, Tokyo
(3)	Name and Title of Representative	Toshiaki Nomura, president and representative director
(4)	Principal Business	Civil engineering, building construction, and real estate
(5)	Paid-in Capital	12,000 million yen
(6)	Fiscal Year-End	March 31
(7)	Net Assets	Not yet determined at this time. The information will be disclosed as soon as it is available.
(8)	Total Assets	Not yet determined at this time. The information will be disclosed as soon as it is available.

6. Overview of Accounting Treatment

With respect to the accounting treatment of the Merger, the plan is to adopt the Accounting Standards for Business Combinations (ASBJ Statement No. 21) and the Implementation Guidance on Accounting Standards for Business Combinations and Business Divestitures (ASBJ Guidance No. 10), and use the purchasing method making HAZAMA the acquiring company.

With respect to goodwill associated with applicable fair value, the possibility of such goodwill and the amount of such goodwill in case of such occurrence have not yet been determined and will be disclosed as soon as they are determined.

7. Future Outlook

The outlook for the new company’s business following the Merger, the impact of the Merger on the company’s business performance, and other pertinent information will be provided as soon as they are available.

  End of Document